Exhibit 99.1


                            FINLAY ENTERPRISES, INC.

                                529 Fifth Avenue
                               New York, NY 10017

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 April 26, 2002

Securities and Exchange commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

     Pursuant to the requirements under Temporary Note 3T to Article 3 of Regulation S-X, Finlay Enterprises, Inc. (the "Company") has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the audit of the Company's consolidated financial statements, as of and for the fiscal year ended February 2, 2002, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Andersen also states that the availability of personnel at foreign affiliates of Andersen is not relevant to its audit of the Company.

                                            Very truly yours,

                                            Finlay Enterprises, Inc.

                                            /s/ Bruce E. Zurlnick

                                            Bruce E. Zurlnick
                                            Senior Vice President, Treasurer and
                                            Chief Financial Officer